EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated January 12, 2007, relating to the consolidated financial statements of Eaton Vance Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” under the modified retrospective method), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 25, 2007